EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

For Immediate Release

BALLY TOTAL FITNESS REPORTS
THIRD QUARTER 2002 RESULTS

EPS of $.37 for Third Quarter before non-recurring charge
Net Revenue Growth of 16%

       CHICAGO, November 12, 2002 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the third quarter of 2002, with net revenues up 16% over the prior year period to $243.1 million. During the quarter, comparable club revenue grew 4%, driven primarily by increases in monthly membership dues and products and services. Net income before the effect of a special charge was $12.2 million, $.37 per diluted share, within the range estimated in the Company’s business outlook announced October 4, 2002. Pretax income, inclusive of the special charge, was $9.5 million, down 20%. Assuming comparable tax rates for both the 2002 and 2001 periods, third quarter 2002 net income declined $1.8 million to $7.2 million. The income tax provisions are not comparable between periods due to an increase in the Company’s effective tax rate during 2002, which resulted in a $2.3 million non-cash deferred income tax charge in the third quarter of 2002, compared to a $14.6 million non-cash deferred income tax benefit in the 2001 quarter.

       Net revenues increased 16% including 8% attributable to Crunch Fitness acquired at the end of 2001. Cash flows from operations, on a comparable basis, were $18.7 million in the quarter versus $21.8 million in the prior year period. Earnings before interest, taxes, depreciation and amortization, including finance charges earned (“EBITDA”) before special charges were $49.9 million during the quarter, a 4% decrease from the prior year.

       “Due to the challenging economic climate and falling consumer confidence levels, we continued to experience inconsistent new membership sales during the quarter,” commented Lee Hillman, Chairman and CEO of Bally Total Fitness Holding Corporation. “Our immediate focus is to lower operating costs, improve margins and decrease staffing levels primarily through normal employee attrition. Additionally, we will reduce capital spending to a range of $50 to $55 million for 2003 from our previous target of $65 million to further our goal to be free cash flow positive in the upcoming year. In total, new membership unit originations rose 6% for the quarter, while the average price increased 2%, which on a combined basis, was slightly below our expectations. On the favorable front, with the upcoming introduction of our new Weight Management Program, continued support of the popular Rapid Results promotion and the development of a new marketing campaign, we believe we can regain momentum as we enter our peak season commencing the first week of January.”

       “Furthermore, in-club revenues from products and services continue to be strong, with revenue growth of 55% and EBITDA contribution of $20.7 million, up 49%,” continued Hillman. “This strong trend, combined with continuing low membership attrition indicates that, in recent years, members have grown more satisfied with their Bally memberships.”

       “Finally, while this has been a demanding year, our management team is committed to a strategy focused on growing revenues and operating margins, spending less capital and reducing debt. Bally is the nation’s leading provider of fitness services and products to a marketplace that continues to show growing demand. We are optimistic about our market position and business prospects for the next several years,” concluded Hillman.

       In the third quarter of 2002, the Company recorded a non-recurring charge of $6.5 million ($.15 per diluted share on an after tax basis) to settle a class action lawsuit arising in the early 1990’s. In the prior year third quarter, the Company recorded a non-recurring charge of $6.7 million ($.21 per diluted share on an after tax basis) related to costs from disruptions and shutdowns of various club operations resulting from the September 11th terrorist attacks and a one-time inventory markdown related to the Company’s repositioning of in-club retail stores.

       In the third quarter of 2001, in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company reviewed the likelihood of realizing the future benefit of its unrecognized tax loss carryforwards. Based on consistent and growing profitability, the Company reduced its valuation allowance against tax loss carryforwards resulting in a federal tax benefit in the prior year quarter of $15 million.

       After the impact of the aforementioned special charges in both years, and the tax benefit recorded in the prior year, net income per diluted share was $.22 during the third quarter of 2002 versus $.88 in the prior year quarter, and $1.29 for the first nine months of 2002 versus $2.17 in the prior year period.

Comparison of the three months ended September 30, 2002 and 2001

       Net revenue for the third quarter of 2002 increased by $33.3 million (16%), offset by a $35.4 million (20%) increase in operating costs and expenses, excluding special charges, and an increase in depreciation and amortization of $.4 million. Third quarter 2001 results included $1.9 million of goodwill amortization. Operating income, excluding special charges, was $13.5 million, a decrease of $2.5 million (16%) from the prior year quarter. The EBITDA margin, before special charges, was 19% in the third quarter of 2002 compared to 23% in the 2001 period. This decrease is due, in part, to the initially lower margins attributable to the acquisition of 19 Crunch Fitness centers on December 31, 2001, the growing proportion of clubs open less than three years which, due to deferred revenue accounting and their immature membership dues base, yield below-average margins compared to mature clubs, and the continuing trend of lower new membership originations at our mature clubs. Contribution from products and services increased to $20.7 million from $13.9 million in the 2001 quarter, a 49% increase (12% related to Crunch Fitness), with a margin of 36% in the 2002 quarter compared to 37% during the prior year period.

       The weighted-average number of fitness centers increased to 416 from 384 in the third quarter of 2001, an increase of 8%, including a 54% increase in the weighted-average number of centers operating under the Company’s upscale brands from 37 to 57, largely resulting from the acquisition of Crunch Fitness. Net revenue from comparable fitness centers increased 4%, while total membership revenue increased 7% over the prior year period, including a 36% increase in dues revenue (18% related to Crunch Fitness) recognized during the period. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of membership fee originations for both periods.

       Gross committed membership fees during the third quarter increased 8% compared to the 2001 quarter. The gross committed monthly membership fees originated during the third quarter of 2002 averaged $41 versus $39 in the year ago quarter, a 5% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs and the addition of Crunch Fitness with its higher membership fee structure. The number of new members joining increased 6% during the third quarter of 2002 compared with the same quarter a year ago, with a 1% increase at our Bally Total Fitness clubs. The average committed duration of memberships originated during the third quarter of 2002 was 30.6 months versus 31.0 months in the prior year quarter, a 1% decrease. This decrease results primarily from the shorter commitment term of memberships offered at Crunch Fitness and the addition of five new clubs in states and provinces that limit contract duration to twelve months.

       Finance charges earned in excess of interest expense totaled $3.0 million in the third quarter of 2002, an increase of $.6 million over the prior year period resulting principally from lower interest rates on the Company’s borrowings.

Comparison of the nine months ended September 30, 2002 and 2001

       Net revenue for the first nine months of 2002 increased by $89.7 million (14%), offset by a $90.9 million (17%) increase in operating costs and expenses, excluding special charges, and an increase in depreciation and amortization of $1.0 million. Included in the prior year period results was $5.7 million of goodwill amortization. Operating income, excluding special charges, was $47.5 million, a decrease of $2.2 million from the prior year period. The EBITDA margin, before special charges, was 20% in the first nine months of 2002 compared to 23% in the 2001 period. This decrease is due, in part, to the initially lower margins attributable to the Crunch Fitness centers, the growing proportion of clubs open less than three years which, due to deferred revenue accounting and their immature membership dues base, yield below-average margins compared to mature clubs, and the continuing trend of lower new membership originations at our mature clubs. Contribution from products and services increased to $59.7 million from $41.1 million in the 2001 period, a 45% increase (12% related to Crunch Fitness), with a margin of 37% in both periods.

       The weighted-average number of fitness centers increased to 412 from 385 in the first nine months of 2001, an increase of 7%, including a 56% increase in the weighted-average number of centers operating under the Company’s upscale brands from 36 to 56, largely resulting from the acquisition of Crunch Fitness. Net revenue from comparable fitness centers increased 3%, while total membership revenue increased 7% over the prior year period, including a 30% increase in dues revenue (18% related to Crunch Fitness) recognized during the period. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of membership fee originations for both periods.

       Gross committed membership fees increased 6% compared to the 2001 period. The gross committed monthly membership fees originated during the first nine months of 2002 averaged $43 versus $40 in the year ago period, an 8% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs and the addition of Crunch Fitness with its higher membership fee structure. The number of new members joining increased 3% during the first nine months of 2002 compared with the same period a year ago, with a 2% reduction at our Bally Total Fitness clubs. The average committed duration of memberships originated during the first nine months of 2002 was 30.5 months versus 31.3 months in the prior year period, a 3% decrease. This decrease results primarily from the shorter committed term of memberships offered at Crunch Fitness and the addition of five new clubs in states and provinces that limit contract duration to twelve months.

       Finance charges earned in excess of interest expense totaled $10.0 million in the first nine months of 2002, an increase of $3.1 million over the prior year period resulting principally from lower interest rates on the Company’s borrowings.

       At September 30, 2002, for accounting purposes, we had approximately $69 million of unrecognized federal net operating loss carryforwards. Separately, our alternative minimum tax (“AMT”) net operating loss carryforwards have been substantially recognized. Therefore, having fully recognized AMT net operating loss carryforwards for reporting purposes, our federal income tax rate increased to 20% during the second quarter of 2002. The 20% rate will remain in effect until such time as all of our AMT credits are fully utilized, which is not currently expected before 2004.

       For federal income tax payment purposes, the Company has available net operating loss carryforwards exceeding $380 million and AMT net operating loss carryforwards in excess of $224 million. Therefore, the Company currently does not expect to make any significant federal tax payments earlier than 2004. At such time, the Company will be required to pay taxes at the 20% AMT rate for periods currently estimated to extend beyond 2005, including those periods benefited by AMT credits. For accounting purposes, the 2002 federal tax provision consists entirely of non-cash deferred income tax charges.

Cash Flows

       Cash flows from operating activities were $35.1 million in the first nine months of 2002, compared to $118.0 million in the 2001 period which included $79.5 million of accelerated collections from the sale of installment contracts receivable. During the first and third quarters of 2001, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution at net book value, with combined proceeds of $105 million. Excluding the impact of the sales of receivables in 2001, and net of the change in dues prepayments during the periods, cash flows from operating activities were $18.7 million in third quarter 2002, compared to $21.8 million in the prior year quarter, and $73.9 million in the first nine months of 2002, versus $47.6 million in 2001, a $26.3 million increase.

       The following table sets forth cash flows from operating activities on a comparable basis to exclude the impact of last year’s sales of receivables, to add back actual cash collections on the sold portfolios, and to reflect the impact of changes in dues prepayments during each of the periods (in thousands):

                                           Three months ended          Nine months ended
                                                 September 30               September 30
                                    -------------------------  -------------------------
                                           2002          2001         2002          2001
                                    -----------   -----------  -----------   -----------
Cash flows from operating
  activities, as reported           $     8,146   $    64,821  $    35,063   $   118,001
    Acceleration of collections
      through bulk sale of
      installment contracts
      receivable                                      (60,000)                  (105,000)
    Collections on installment
      contracts receivable sold          11,719        12,499       42,819        25,532
    Change in dues prepayments           (1,206)        4,438       (3,968)        9,095
                                    -----------   -----------  -----------   -----------
Cash flows from operating
  activities on a comparable basis  $    18,659   $    21,758  $    73,914   $    47,628
                                    ===========   ===========  ===========   ===========

       Capital expenditures totaled $62.0 million for property and equipment and $11.5 million for purchases of real estate in the first nine months of 2002. Property and equipment expenditures are expected to total approximately $16 million during the fourth quarter of 2002. The Company does not expect additional real estate purchases in 2002.

       As of September 30, 2002, the Company had drawn $53.9 million on its $90 million revolving credit line and had outstanding letters of credit totaling $4.6 million.

       Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 430 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM , Gorilla SportsSM , Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to further discuss its results and respond to questions on the morning of November 12, 2002 at 11:00 am Eastern Standard Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

       Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                             Three months ended
                                                                   September 30
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  180,480    $  168,665
  Products and services                                    57,398        37,105
  Miscellaneous revenue                                     5,228         4,081
                                                       ----------    ----------
                                                          243,106       209,851

Operating costs and expenses:
  Fitness center operations                               140,946       121,992
  Products and services                                    36,681        23,241
  Member processing and collection centers                 11,686        10,718
  Advertising                                              12,221        11,512
  General and administrative                                8,443         7,151
  Special charges                                           6,500         6,700
  Depreciation and amortization                            19,587        19,155
                                                       ----------    ----------
                                                          236,064       200,469
                                                       ----------    ----------

Operating income                                            7,042         9,382

Finance charges earned                                     16,815        16,986
Interest expense                                          (13,796)      (14,606)
Other, net                                                   (556)          161
                                                       ----------    ----------
                                                            2,463         2,541
                                                       ----------    ----------

Income before income taxes                                  9,505        11,923
Income tax benefit (provision)                             (2,281)       14,600
                                                       ----------    ----------

Net income                                             $    7,224    $   26,523
                                                       ==========    ==========

Basic earnings per common share                        $      .22    $      .92
                                                       ==========    ==========
Average common shares outstanding                      32,379,261    28,703,778

Diluted earnings per common share                      $      .22    $      .88
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 625,467 and 1,568,790 common
  equivalent shares in 2002 and 2001, respectively)    33,004,728    30,272,568

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                              Nine months ended
                                                                   September 30
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  551,544    $  516,070
  Products and services                                   163,133       111,105
  Miscellaneous revenue                                    15,256        13,088
                                                       ----------    ----------
                                                          729,933       640,263

Operating costs and expenses:
  Fitness center operations                               418,848       368,549
  Products and services                                   103,466        69,998
  Member processing and collection centers                 33,679        31,697
  Advertising                                              45,143        43,929
  General and administrative                               25,304        21,350
  Special charges                                           6,500         6,700
  Depreciation and amortization                            55,995        55,036
                                                       ----------    ----------
                                                          688,935       597,259
                                                       ----------    ----------

Operating income                                           40,998        43,004

Finance charges earned                                     51,937        52,140
Interest expense                                          (41,986)      (45,239)
Other, net                                                   (393)          645
                                                       ----------    ----------
                                                            9,558         7,546
                                                       ----------    ----------

Income before income taxes                                 50,556        50,550
Income tax benefit (provision)                             (7,855)       13,850
                                                       ----------    ----------

Net income                                             $   42,701    $   64,400
                                                       ==========    ==========

Basic earnings per common share                        $     1.33    $     2.35
                                                       ==========    ==========
Average common shares outstanding                      32,069,163    27,394,485

Diluted earnings per common share                      $     1.29    $     2.17
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 1,021,453 and 2,306,202 common
  equivalent shares in 2002 and 2001, respectively)    33,090,616    29,700,687

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)
                                                     September 30   December 31
                                                             2002          2001
                                                     ------------   -----------
                             ASSETS
Current assets:
  Cash and equivalents                                 $   13,335    $    9,310
  Installment contracts receivable, net                   336,984       284,611
  Other current assets                                     81,719        68,899
                                                       ----------    ----------
    Total current assets                                  432,038       362,820

Installment contracts receivable, net                     288,767       273,607
Property and equipment, less accumulated depreciation
  and amortization of $526,161 and $490,116               663,114       628,634
Intangible assets, less accumulated amortization
  of $80,015 and $80,256                                  253,092       237,037
Deferred income taxes                                      68,938        76,104
Deferred membership origination costs                     119,764       112,959
Other assets                                               32,402        25,729
                                                       ----------    ----------
                                                       $1,858,115    $1,716,890
                                                       ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   63,735    $   50,471
  Income taxes payable                                        240         1,974
  Deferred income taxes                                    31,157        32,346
  Accrued liabilities                                      84,297        75,309
  Current maturities of long-term debt                     29,048        25,302
  Deferred revenues                                       296,305       294,930
                                                       ----------    ----------
    Total current liabilities                             504,782       480,332

Long-term debt, less current maturities                   702,018       639,869
Other liabilities                                          12,658        12,555
Deferred revenues                                          70,960        71,400
Stockholders' equity                                      567,697       512,734
                                                       ----------    ----------
                                                       $1,858,115    $1,716,890
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)
                                                              Nine months ended
                                                                   September 30
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Operating:
  Net income                                           $   42,701    $   64,400
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            58,895        57,800
    Change in operating assets and liabilities            (66,533)       (4,199)
                                                       ----------    ----------
  Cash provided by operating activities                    35,063       118,001

Investing:
  Purchases and construction of property
    and equipment                                         (61,991)      (67,101)
  Purchases of real estate                                (11,510)
  Acquisitions of businesses and other                     (6,217)       (2,570)
                                                       ----------    ----------
  Cash used in investing activities                       (79,718)      (69,671)

Financing:
  Debt transactions -
    Net borrowings (repayments) under
      revolving credit agreement                           35,900       (55,000)
    Net borrowings (repayments) of
      other long-term debt                                  9,643       (60,686)
    Debt issuance and refinancing costs                      (270)
                                                       ----------    ----------
  Cash provided by (used in) debt transactions             45,273      (115,686)

  Equity transactions -
    Proceeds from sale of common stock                                   53,827
    Proceeds from exercise of warrants                      2,513        11,609
    Proceeds from issuance of common stock
      under stock purchase and options plans                1,754         2,706
    Purchases of common stock for treasury                   (860)
                                                       ----------    ----------
  Cash provided by (used in) financing transactions        48,680       (47,544)
                                                       ----------    ----------

Increase in cash and equivalents                            4,025           786
Cash and equivalents, beginning of period                   9,310        13,074
                                                       ----------    ----------
Cash and equivalents, end of period                    $   13,335    $   13,860
                                                       ==========    ==========

Changes in operating assets and liabilities:
  (Increase) decrease in installment contracts
    receivable                                         $  (67,488)   $   23,834
  Increase in other current and other assets              (12,857)       (3,969)
  Increase in deferred membership origination costs        (6,805)       (1,796)
  Increase (decrease) in accounts payable                  13,264        (1,226)
  Increase (decrease) in income taxes payable
    and deferred income taxes                               7,043       (15,319)
  Increase in accrued and other liabilities                 8,175         5,640
  Decrease in deferred revenues                            (7,865)      (11,363)
                                                       ----------    ----------
Change in operating assets and liabilities             $  (66,533)   $   (4,199)
                                                       ==========    ==========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited):

Installment contracts receivable

                                                     September 30   December 31
                                                             2002          2001
                                                     ------------   -----------
Current:
  Installment contracts receivable                     $  443,189    $  397,180
    Unearned finance charges                              (42,264)      (44,898)
    Allowance for doubtful receivables
      and cancellations                                   (63,941)      (67,671)
                                                       ----------    ----------
                                                       $  336,984    $  284,611
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  381,415    $  358,115
    Unearned finance charges                              (22,878)      (21,675)
    Allowance for doubtful receivables
      and cancellations                                   (69,770)      (62,833)
                                                       ----------    ----------
                                                       $  288,767    $  273,607
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                          Three months ended          Nine months ended
                                                September 30               September 30
                                   -------------------------  -------------------------
                                          2002          2001         2002          2001
                                   -----------   -----------  -----------   -----------

Balance at beginning of period     $   130,860   $   144,912  $   130,504   $   132,277

Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries           (81,268)      (78,307)    (258,448)     (244,890)
Provision for cancellations and
  doubtful receivables                  84,119        84,237      261,655       263,455
                                   -----------   -----------  -----------   -----------

Balance at end of period           $   133,711   $   150,842  $   133,711   $   150,842
                                   ===========   ===========  ===========   ===========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited)(continued):

Products and services

                                          Three months ended          Nine months ended
                                                September 30               September 30
                                   -------------------------  -------------------------
                                          2002          2001         2002          2001
                                   -----------   -----------  -----------   -----------
Net revenues:

  Retail and nutritional
  supplements--
    Membership programs            $     7,305   $     7,357  $    22,815   $    23,768
    Direct sales                        13,791        11,777       42,024        33,101
  Personal training--
    Membership programs                 13,044         7,227       34,533        19,309
    Direct sales                        21,389         9,498       58,785        29,864
  Financial services                     1,869         1,246        4,976         5,063
                                   -----------   -----------  -----------   -----------
                                        57,398        37,105      163,133       111,105

Operating costs and expenses:
  Retail and nutritional
    supplements                         16,221        13,241       48,266        39,815
  Personal training                     20,460        10,000       55,200        30,183
                                   -----------   -----------  -----------   -----------
                                        36,681        23,241      103,466        69,998
                                   -----------   -----------  -----------   -----------
Contribution margin                $    20,717   $    13,864  $    59,667   $    41,107
                                   ===========   ===========  ===========   ===========

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